Exhibit 99.2

Legacy Acquisition Corp. Announces Closing of $300,000,000 Initial Public Offering

Cincinnati, OH – November 21, 2017 – Legacy Acquisition Corp. (NYSE:LGC.U) (the “Company”) announced today that it closed its initial public offering of 30,000,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $300,000,000. The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The proceeds of the offering will be used to fund such business combination. The Company intends to focus on businesses that operate in the consumer packaged goods and other consumables, consumer durables and retail and restaurants sectors.

The Company's units began trading on the New York Stock Exchange under the ticker symbol “LGC.U” on November 17, 2017. Each unit consists of one share of the Company's Class A common stock and one warrant. Each warrant will entitle the holder thereof to purchase one-half of one share of the Company's Class A common stock at $5.75 per half share ($11.50 per whole share). Warrants may be exercised only for a whole number of shares of Class A common stock. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on the New York Stock Exchange under the ticker symbols “LGC” and “LGC WS”, respectively.

Wells Fargo Securities, LLC, Cantor Fitzgerald & Co. and Stifel, Nicolaus & Company, Incorporated served as the joint book-running managers and Loop Capital Markets served as the co-manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 4,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from: Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, NY 10152, or by phone at 1-800-326-5897, or by email at cmclientsupport@wellsfargo.com; Cantor Fitzgerald & Co., 499 Park Avenue, New York, New York 10022, Attn: Kevin Brennan, kbrennan@cantor.com, tel.: (212) 915-1970; and Stifel Nicolaus & Company, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, CA 94104, or by telephone at (415) 364-2720, or by email at syndprospectus@stifel.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission on November 16, 2017.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Edwin J. Rigaud

Darryl McCall

(513) 618-7161